Exhibit 23.4

CONSENT OF BOENNING & SCATTERGOOD, INC.

CONSENT OF FINANCIAL ADVISOR

     We hereby consent to the use of our opinion included as Exhibit B to the proxy statement/prospectus included in the Registration Statement on Form S-4 relating to the proposed merger by and between North East Bancshares, Inc. and F.N.B. Corporation and to the reference to our firm’s name under the captions “Background of the Merger”, “Our Board of Directors’ Reasons for the Merger; Recommendation”, “Opinion of Our Financial Advisor” and “Compensation of Boenning” in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Boenning & Scattergood, Inc.

By: /s/ Boenning & Scattergood, Inc.

West Conshohocken, Pennsylvania

August 12, 2005